Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2018 Year-End Conference Call Script

Call date: Tuesday, March 25, 2019

Call time: 10:00 a.m. Mountain Time

Jay - Good morning and welcome to the Where Food Comes From 2018 fourth quarter and year-end earnings call.

Joining me on the call today are John Saunders, CEO, and Dannette Henning, CFO.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use and believe investors benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John - Good morning and thanks for joining the call.

Today, I’ll recap our fourth quarter and full-year financial highlights and then provide an update on our business.

Fourth quarter revenue increased 12% YOY to $4.6 million from $4.1 million. Our verification services and RFID tag segments grew 11% and 31%, respectively, and more than offset slightly lower software and related sales in the quarter.

Net income attributable to WFCF increased to $211,000, or one cent per share – a $537,000 positive swing over the net loss of $326,000 in the fourth quarter last year.

Adjusted EBITDA in the quarter was up 10-fold to $522,000 from $50,000 year over year.

For the full year, our revenue increased 15% to a record $17.8 million. All four revenue segments grew by double digits. Verification revenue was up 11% year over year, benefitting from the re-opening of China’s markets for US beef. RFID tag sales followed suit, with 33% growth for the year. We sold more than 1.2 million tags in 2018 and have averaged 39% growth in tag sales over the past two years. In 2018 tags represented a record 12.7% of total revenue, up from 11.0% and 10.2% in the prior two years, respectively. On the software side, SureHarvest delivered strong year-over-year growth for both its license and consulting segments – 29% and 26%, respectively. Keep in mind, SureHarvest is still a relatively small company and its quarter to quarter revenue can and will fluctuate with the timing of consulting projects, so the important metric in our view is the full-year revenue trend, which in 2018 showed 28% growth for SureHarvests’ combined business.

Net income attributable to WFCF topped $800,000, or three cents per share in 2018 – a 463% increase over net income of $142,000, or one cent per share, in the prior year.

Adjusted EBITDA was up 51% to $2.3 million from $1.6 million.

And finally, we generated $1.2 million in cash from operations in 2018, up 76% from $700,000 in the prior year.

So, overall, we’re very happy with the progress we’re making in all four of our business segments and believe we are well positioned to continue delivering profitable growth.

On last quarter’s earnings call I went into some detail on the increasing role technology is playing in our industry and how we are at the forefront of this transformation. You’ll recall that in Q3 we acquired JVF Consulting, which was the team that designed and administers the SureHarvest SaaS platform. Following the transaction, we expanded that team’s role to include management of other critical projects for us. One of those was to spearhead our ID Verified initiative that we rolled out recently with a major US-based beef processor.

ID Verified enables packers to automate and streamline the process of receiving and tracking cattle at the processing plant. What was formerly a cumbersome, multi-step process that required people to manually scan incoming cattle and then input that data into a computer is now an automated process whereby cattle are essentially herded down an alleyway that’s equipped with electronic tag readers that are integrated into our proprietary computer system. In addition to having a cost-saving component for the processor, ID Verified has the added benefit of creating less stress for arriving animals due to minimal human interaction. Less stress, of course, results in higher quality meat for the consumer.

We are paid on a per head basis for the cattle that are put through the ID Verified system. There will be other revenue opportunities as well related to phase-in of the Animal Disease Traceability program, which puts additional record-keeping requirements on packers around retirement of used tags. Keep in mind, approximately 25 million cattle are processed annually, so this is a great opportunity for us. In summary, ID Verified is another example of how we’re bringing technology to bear to further the interests of our customers and consumers. It’s also a great example of how we’re constantly working to deepen relationships we have with our key customers.

Another recent highlight worth mentioning today is our entry into the emerging hemp industry. In December, our Validus unit was named Program Administrator for the new “U.S. Hemp Authority Certified” verification standard – making us the exclusive provider of certification services to hemp growers, processors and product developers who want to comply with the new standards and earn the right to display the mark on their products. The mark tells consumers that the makers of the hemp products they are consuming are committed to high quality standards and maximum transparency. If you haven’t already done so, go to www.ushempauthority.org to get some more background on the program.

The U.S. Hemp Authority was formed in anticipation of passage of the 2018 Farm Bill, which legalized hemp farming in the US following years of prohibition due to misconceptions about the product. As a reminder, although a member of the cannabis family, hemp does not have the psychotropic effects of THC, which is found in marijuana.

Hemp was an $820 million industry in 2017, with an estimated two-thirds of that total comprised of food, supplements, personal care and CBD oil. With passage of the Farm Bill, some analysts expect the total market for hemp-based products to approach $2 billion by 2022. Hemp has literally thousands of uses, but the Hemp Authority is primarily focused on the hemp extract CBD, which is believed to have medicinal qualities that are effective in the treatment of pain, anxiety and other medical issues.

We estimate there are as many as 250 potential customers among the growers and processors currently in the United States and Canada and we have already certified approximately two dozen of them and expect that number to grow steadily. The next phase of the process – and the much greater business opportunity for us – involves the certification of consumable hemp-based products. We estimate there are are up to 3,000 companies engaged in the manufacture of products ranging from CBD oil to gummies – a sizeable addressable market for us. All players in the supply chain will be educated in FDA best practices designed to reassure consumers and law enforcement that hemp-based products displaying the certification seal are both safe and legal. Specifically, the certification process evaluates quality management systems, master manufacturing records, ISO quality standards, current good manufacturing practices and employee training for best practices.

The audit process for hemp is much the same as the audits we conduct for other commodities. The average cost of an audit for hemp customers will be in the range of $2,000.

Another exciting development for us during 2018 involved our 10% investment in, and the emergence of, the Progressive Beef™ program. To remind you, IMI Global is a long-term certifier for the standard, which focuses on process control, food safety, animal care, sustainability and responsible antibiotic use. In the third quarter of 2018, Tyson Fresh Meats became the first beef processor to license the program. More recently, Wendy’s, a large customer of Tyson’s, announced it intends for at least 50% of its beef supply to be raised under Progressive Beef’s standards by 2021. So, this is another growing opportunity for us.

Switching gears now, I want to spend a few minutes talking about the marketing strategies we employ to drive brand awareness and keep our service offerings in front of our current and potential customers. First of all, because a high percentage of our customers are ranchers or growers of some kind and the balance are large food processors or retailers, we employ a combination of strategies in order to cover the landscape. Here’s a brief overview.

One, we have internal staff that makes targeted, outbound sales calls using leads generated internally, through digital marketing, passed along to us by retailers, from inquiries captured on our various websites and the websites of independent standards such as the non-GMO Project, and through other methods.

Two, the leadership of each of our business units conduct direct sales activities at the C-suite level of large, strategic customers.

Three, cross selling. Whether it is our outbound sales force or our auditors in the field, we are constantly working to cross market the solutions offered by our various business units. For example, when our SureHarvest team is in front of a wine grower talking about its sustainability solutions, they are also talking about our Validus and ICS offerings and vice versa.

Four, we maintain a strong presence and a high profile at key industry conferences attended by our customers from across the supply chain. Remember, a high percentage of IMI Global customers work on a ranch or farm from dawn to dusk and aren’t receptive to phone or email solicitations. With many of these people, we have one shot to be in front of them with our solutions – and that’s often at an industry conference such as the 3-day NCBA show that attracts 9,000 ranchers each year at the end of January. NCBA is their one time of the year to be exposed to new ideas. We have a major presence and are very aggressive with our outreach at NCBA, sponsoring educational and entertainment events and expert speakers. Some of these events are co-sponsored by key customers such as Tyson and Creekstone Farms, so attendance is excellent. Our other business units conduct similar activities in their respective disciplines. For example, our SureHarvest unit had a strong presence at the 2019 Unified Wine & Grape Symposium in January, where they were connecting and networking with industry leaders as well as current and potential customers both one-on-one and via appearances on panel discussions.

Five, and in a similar vein, our senior staff is active on the speaker circuit as well as on industry group executive boards and industry awards. Our President, Leann Saunders, is the former chair of the US Meat Export Federation, where she gained tremendous exposure for our Company. Leann and I are recent winners of the National Beef Quality Assurance Marketer Award. We make public appearances on various industry panels and through speaking engagements. We work to position ourselves as expert interviews and information sources for media outlets.

Six, we constantly work to deepen our relationships with large key customers such as retailers, global CPG companies, packers and others to set ourselves up for referrals. We receive a lot of producer referrals every year from our larger customers that we’re in constant contact with and who have gained trust in our services and execution over the years.

Seven, we work to establish exclusive certifier status whenever possible. The Hemp Authority is a great recent example of this.

Eight, our diverse services portfolio itself is a key marketing tool. For example, we are the only certification body capable of conducting audits for GAP, Organic and the non-GMO Project in one audit. A producer wanting all three of those certifications, which is common, has the choice of either hiring us – in which case he or she saves time and money through our bundling advantage – or hiring two or three different certifiers, which requires more time and more money and results in audit fatigue for producers.

Last, but not least, we employ a range of digital marketing tools and regularly advertise on the RFD-TV Cattlemen to Cattlemen show with our Baxter Black spots.

So, with that, I’ll open the call to questions. Operator…

Question-and-Answer Session

Operator - Our first question is from Michael Potter with Monarch Capital Group. Please proceed with your question.

Michael Potter - Congratulations on another good year and good year of growing out our offerings as well. I guess my question is that I am the only caller and we’ve built a great company over a period of time here, and we’re certainly novel to the space. But when we look at the share price valuation there hasn’t been a great deal of return to shareholders over the past several years, and it seems as if a lot of time is being spent on our outreach to our customers, which is great, which is the most important thing, but can you maybe you can explain to us what the Company strategy is in regards to outreach to the capital markets.

John Saunders - I’ll turn that one over to Jay Pfeiffer and let him answer that one.

Michael Potter - Actually, I’d prefer if -- honestly, if you’re the CEO that’s a question that you should be answering the shareholders.

John Saunders - Okay, well I’ll tell you from my perspective and from day one, the primary objective of our and my role as CEO as you just mentioned is to build shareholder value. Over the course of being a public company, there has been a lot of times where we’ve focused more specifically on addressing capital markets and looking to get more exposure in those markets. To be honest Michael, there are a couple different conferences and a couple different annual events that we are involved with. We have specific calls to fund managers when they approach us and they are ongoing all the time. So, we actually spend quite a bit of time talking to those investors in those markets that are interested in talking to us. And we put out news I think fairly regularly that we see as dynamic, important to investors but beyond that, I don’t know that there is much else that we can do as we continue to build that shareholder value.

Michael Potter - So the outreach though it seems if people approach you, you’ll accept their phone calls, but as far as being active in developing a market, it doesn’t seem and that’s fine if it’s not the -- obviously, it’s not the primary focus of the business. But maybe you could give us what the upcoming schedule is of conferences that you’re going to be attending over the next, over the next 90 days?

Jay Pfeiffer - Hey, Mike, this is Jay. We’ll announce our conference schedule at some future point, but it’s not just accepting incoming calls, it’s proactively making outgoing calls to fund managers on a regular basis.

Michael Potter - Then I guess the question that comes with it is you know if again, I’m just looking at a stock chart here and we’re just above a five-year low in the price of our shares. After five years of growing out this company you would have expected especially, you and your wife, you would expect that the appreciation, there would be appreciation. Can you address where we are in regards to the market and how the market I guess views our company?

John Saunders - Again, you know, the share price, Michael, that is not, as the largest shareholders you referenced my wife and I, as the larger shareholders, our number one focus from day one and currently, I think will continue to be building shareholder value. Which if you look at the financials and you look at the growth of the Company, you mentioned five years ago I’d challenge you go back and look at where we were from a revenue perspective five years ago and what our numbers that we just reported today, and really make a determination then around are we working to build shareholder value and how we’ve done that.

Michael Potter - It’s not a challenge. Honestly, you’re taking this personally and I’m not coming at you. This is more, hey, we’re at a $1.90 and you guys have done an exceptional job growing the fundamentals of this company. And yet, you know, as a long time shareholder, this is where we’re at. So, there seems to be a disconnect in how the capital markets are viewing the hard work that you put in right, and we need to understand why there is that disconnect because we don’t want continue to make -- continue to go down a path where, hey, if the capital markets aren’t, if our story isn’t resonating then, obviously, we need to make sure we’re communicating that story in the best possible manner.

John Saunders - Agreed.

Operator - Our next question is from Terry Thompson, a private investor. Please proceed.

Terry Thompson - Hello John, great year last year, glad to see the numbers. Couple of questions actually, first off, the small town that I’m living in now has got one of the top 10 two-year colleges in the country, and they just got - their agriculture department just started a hemp program, and they’ve made a presentation to our Lions Club and they were talking about the seed to sale. Are you familiar with that?

John Saunders - Yes, I am.

Terry Thompson - Is that some -- it’s my understanding what they do is they actually assign a 16-digit number to every marijuana plant where they are able to track that all the way through. Is that something that Where Food Comes From is looking at maybe getting into?

John Saunders - That’s a great question, Terry. As I mentioned, there is strong interface between all of the different cannabis products that are being grown and law enforcement. So, what we are engaged with some of those are funded by at a state level, so the state came up with a tracking system as it did in Colorado. And then there are other programs which are more industry based that have a software technology some of which had actually started in Canada because the market there is more mature and there’s individual tracking programs which are engaged in both hemp and marijuana.

Our verification…and this is a distinction that I made over the years, so I’m really glad that you asked the question. Our verification is another layer to that service. So all of the individual animal tracking I wouldn’t make an analogy that it’s similar to what you would see with ADP in the beef industry. So, there’s a tagging system that each specific plant or I believe it’s tied to a lot or grow location, but those are going to be different for hemp as well because it’s grown in a different way.

Our verification again is an overlap of that, making it very, very in our opinion, sticky solution. The reason, as I got into a little bit, the reason that the hemp industry saw this opportunity and really I believe was proactive in a unique way as an industry, was they wanted to differentiate themselves from some of what had been, the perceptions around the product and around how they wanted to create a new environment that hemp and specifically the CBD extract products would hit the market. And that’s why they came forward with the solution that they did.

And we see it as it’s got a great foundation of stakeholders in the industry. So, it’s a unique environment to kind of go from ground zero, if you will, with the hemp industry because of the Farm Bill passage. So, it’s going to be a partnership between those technologies Terry, and as I have been again talking about over the last several quarters, we’re going to continue to invest in technology. So, it’s something that I’m very aware of and have been tracking specifically.

Terry Thompson - Okay, great, I’m glad you’re keeping an eye on it. If you got time, I got another couple of questions. I’m living in an agricultural area now. I have become friends with my local state representative as a legislature here in Oklahoma. His name is John Pfeiffer. His father is the National Head of the Black Angus Association beef registry association. One of the special titles he has. Is there somewhere in the Company that, if I have possible input on somebody that might be sales call, who should I contact? Do you want kind of thing from the stockholders? And if so, who should I contact if I have something like that?

John Saunders - I actually know Mr. Pfeiffer well, and I know his predecessor again, and Kevin Yon who was the former executive at Angus Association. So, I would say that I’m very familiar with them that any positive input you can give with is always helpful.

Terry Thompson - And then one other question and please take this in the spirit and it intends John. It’s been some somewhat unsettling at here in the tranches. The last two quarter calls it was scheduled and then within a matter of a day or two, it was rescheduled and that always generates all kinds of rumors that, oh, oh, there is negative that there have been scramble. Could you give us a little bit of background on why there was rescheduled and then rescheduled so quickly?

John Saunders - Sure, and you’re going to give me another soapbox here to make my point. The underlying reason for both of those are what I would categorize as this movement in all markets and in daily news towards transparency and understanding the core of all and having documentation and supporting evidence of everything that’s happening. So that every time we had to postpone because we continue to get I believe more and more burden as a small public company from regulators. And just you name it from revenue recognition to the way that we’re going to have to account for our leasing this year. I think that’s big, that’s its always just more and more stuff.

So our objective and again been very transparent with you, Terry. Our objective from the very beginning has been to report our information as quickly as we possibly can. And those two quarters that we have delayed, we just thought we could get it done quicker than we could. And there is just more and more work, I can’t say it any other way. The burden just continues to get greater and greater. And it’s just there is more and more work for us to do as a small public company the way we’re reporting, and I will let Dannette add a little bit.

Dannette Henning - Yes, I would also like to suggest as a smaller reporting company, while we get good customer service from our service providers yet, we’re not the biggest fish in the ocean. So, we get a pushed back a little bit, if that makes sense.

Terry Thompson - Well, I appreciate the insight and hello Dannette, and I guess we will see everybody in May and let’s just keep the whip on the horse and keep moving up, appreciate it. Thank you.

John Saunders - And Terry, just to kind of sum that up, I think what we will do is we will make sure that before we make an announcement on the timing we will be more confident that that actually is going to be, if there is really nothing other than that, it’s just that it workload, and making sure that we get all the stuff done that we need to.

Terry Thompson - Yes, I think that would be a good move, like I said. Everything is a rumor and that gets generates all kinds of rumors and it’s always negative. It’s not that, you got good news to deal with that’s why you’re putting it all. I think that would be a good way to do it, way to schedule, sure you got everything lined up. Appreciate it and look forward to seeing you here in a couple of months.

Operator - Our next question is from Sean Con, a private investor. Please proceed.

Sean Con - This is more of a macro question, but I have a question on the Asian swine flu that’s going on. And I know you guys had intentions of expanding into China. What is your thinking there? And just what is happening with the swine in U.S, any opportunity [indiscernible] present?

John Saunders - You’ve got good question. We actually in the short-term don’t have plans to expand into China, actually conducting audits, that’s a whole another level of growth for the Company. So when we address China from a pork perspective, it’s actually audits that are being done here and the product is ending up in China as a market for that product, just a small clarification. As it relates to the swine flu, avian influenza, there’s at any point over the last 20 years, there’s been roughly half of dozen different animals disease issued that we’ve been dealing with as a company. All of them are unique as for example BSE mad cow was one of the large driving forces for our primary export markets on beef that is not contagious via air travel.

So, it’s the way that an animal contracts that is very different from the way that avian influenza or the swine flu transfer. All that being said, I think I’ll answer the macro question in this way, and that is that bio-security in the way that we address the potential vectors associated with these disease traceability requirements is becoming a larger and larger hurdle for competition in our space. So I think this is a very strong part of the moat that we built, that all of our units are very, very focused on bare and buy and security and have been for years. We set the industry standard for that.

And what I mean is, the processes and the techniques and the training by which our auditors and our staff that go on site are able to address bio-security issues. So, there’s a timeframe for example, in between when you can audit different pork or poultry or dairy locations. And Where Food Comes From again is setting the standard for verification and addressing animal disease concerns. And it’s a strong part of our repertoire, and it’s something that we’ve gained a lot of respect for over the years. It is a problem and all of those diseases affect our business, but as we talked about in the past, in many cases which will switch from on site audits to offsite audits, to address some of those disease concerns, specifically when they arise.

I am not aware of anything currently that’s unique within those two, within your example, that is any different than it was a year ago or five years ago. So, there’s nothing new that’s happening within that space, that’s affecting our business today that hasn’t affected it that over long-term.

Operator - Our next question is from Marc Robbins with Crown Capital. Please proceed.

Marc Robbins - I had a couple of questions that I’m going to call you later John, and see if I can’t connect with you offline, but congratulations on the year.

John Saunders - Thanks Marc. Actually, if you can…Marc Robbins, who’s name hosted the conference that you put on. Marc, I’ll give you a plug here. Go ahead.

Marc Robbins - Okay, all right. Yes, the last week of September is usually Monday, Tuesday, Wednesday. We’ve got a just a plain equity conference of companies that I like and it sounds like we’re going to get a major sponsor for 2020, our fifth year and, everyone’s really invited if you’re an investor, serious investors. So, thanks so much for the plug.

John Saunders - You are welcome. And you can just reference I was at that conference. How was that received?

Marc Robbins - Well, I hate to tell you, you got a little collection of private investors that that, that are friends of mine either through the book club that I kind of maintain, started in 1927, I might add. There is that network and there is probably about another 30 folks. And I think I should tell everyone, I wrote a book year and a half, two years ago called “Confessions of a Ten-Bagger Junkie” and I use the Where Food Comes From as a ten-bagger potential stock. And I did the entire analysis why I thought I could do up tenfold. So, you’re more than well, I’m more than willing to have you buy the book.

John Saunders - Thanks, Marc.

Operator - Our next question is from Mark Grubek, private investor. Please proceed.

Mark Grubek - I just want to discuss the SureHarvest a bit. Regarding SureHarvest in the software side of the business. I was wondering, if you can get some color on the revenue growth and margins?

John Saunders - Yes, the revenue growth, as I mentioned was significant, almost 30%. So, we’re very excited about that. We added a few core offerings one of which is Sow Organic, which is a Turbo Tax for organic producers to comply with the NOP requirements. That has required some growth and staffing and as I mentioned, we acquired JVF. So again, we’re focused on building shareholder value within the program. So, the individual metrics of SureHarvest and the profitability associated with it, I’m much more focused on the top line growth and how we’re able to do that.

And we have so many different areas, ID Verify being one of them that I mentioned, where we really needed a high quality the best in the business from developing ag SaaS platforms and that’s exactly what ID Verify is, it’s a SaaS platform for U.S. beef and pork packers to maintain their compliance, seamlessly in line. And again, when you’re dealing with live animals, it’s very, very important process that there’s less -- the least amount of stress as possible. But it’s a core technology and of course an offering and JVF was critical to developing that. So, it continues to -- we’re very excited about the growth, but we’re not spending a lot of time looking at the individual profitability within those segments.

Operator - Our next question is from Ian Cassel, MicroCapClub. Please proceed.

Ian Cassel - John, I was wondering, if you could maybe give a rather open ended question by design. But can you talk a little bit about Progressive Beef, maybe the potential of that? And maybe talk a little bit about Wendy’s now coming on-board with Progressive Beef? And is that sort of the tip of the iceberg as you see it? And how that benefits you obviously moving forward?

John Saunders - Yes, great question. Progressive Beef has little background is -- has been in existence for close to 20 years. And has 4 or 5 real main components. I listed off food safety, animal welfare, sustainability, and I think one of the most pertinent right now as we look at the large fast food companies and specifically Wendy’s is around a concept called responsible use of antibiotics. And the crossover between human use and food animal use of antibiotics and something that the industry has been talking about for probably the last 3 or 4 years, but it continues to become a larger talking point and probably one of the most pronounced ones for company like Wendy’s to address when a consumer says how are you dealing with human use antibiotics use us in the food supply.

So their response, which we were very, very excited about, as was Tyson’s response and I think both of those companies represent what you could call as very progressive in their space and wanting to be proactive and the way that they address these needs. Tyson made a commitment that was spectacular to Progressive Beef to get 50% of their supply, under the program in the short-term. And that is, that’s a very, very unique supply. I won’t give any details on who that is, but it’s a group of large progressive cattle feeders, the most well-known in the world that are a part of that. And that are moving forward with the Progressive Beef program.

When Wendy’s made the announcement that they were going to pursue over 50% of their supply that is even more amazing in certain ways because of what that means for the industry and where a lot of that product is eventually going to come from. So yes, I believe that what is happening with those two companies is the tip of the iceberg with Progressive Beef. I will tell you that Progressive Beef is the most comprehensive program that we work with. And it’s one that is truly leading in the beef industry forward in a way that I think is very positive for consumers, but also for beef producers and for all those stakeholders in the industry.

So we’re very excited about it. I think as investors what’s critical is that those 2 companies, with Tyson is the largest meat packer in the world and definitely in the United States, and Wendy’s is not the largest fast food company, but they have some very unique components of the business - one being fresh product, which constricts their supply in unique way that when you do the math in my opinion and look at what 50% of the supply is for, it’s one out of every two Wendy’s hamburgers is a Progressive Beef hamburger that is very meaningful and very significant.

And it’s hard to predict the future, but both of those companies have made a strong commitment and quite frankly with both of them, we will be busy for years to come. So as it expands which we think it will, we’re very busy and very happy with the progress that we’ve seen thus far. And I want to really give two companies the credit that they deserve for making the commitments that they already have.

Ian Cassel - So it’s a follow-up then. So in general, you get, would get your benefit by this in two ways. Number one, you would be going to Tyson in doing some sort of auditing from Progressive Beef? The number two, being a 10% or 9.9% or whatever it is investment in Progressive Beef itself, you can get benefit from the revenue that the full organization sees as well?

John Saunders – Correct. Yes, you’re exactly right. So, it’s a very unique and as I -- the reason, I mentioned it being almost 20 years old is that, we get some pushback of times on whether or not we should own a part of a standard as a verification and auditing company. Progressive Beef had, as I mentioned, had been in existence for close to two decades. We’ve been the exclusive certifier for years and there were only two certifiers at one point. One of which is IMI Global and the other was Validus. So when we acquired Validus, we became de facto the exclusive certifier.

With our investment in Progressive Beef, it takes it to a new level. We felt so strongly that it was a very strong program, a program with a lot of integrity and a program that has transparency back through the supply chain and to consumers. That we felt comfortable that we could operate in both those spaces effectively. So you’re spot on with how we’re going to see that from a financial perspective.

Ian Cassel - Which side of that would have more potential, auditing or kind of getting flow through income from Progressive Beef?

John Saunders - Another good question. There is a component of Progressive Beef as I mentioned. It is the most comprehensive program that we deal with. It creates an environment where it’s very difficult for smaller producers to comply. So, there is a factor of the auditing business that there’s only so many large feed yards in the world or in the United States that would, that could potentially comply with that. But the 80/20 rule definitely applies and 20% of those feed yards that we work with. We’ll probably at the end of the day represent more than 80% of the supply.

Operator - Ladies and gentlemen, we have reached the end of our question-and-answer session. I will now turn the call over to John Saunders for closing remarks.

John Saunders - Well, I want to thank everybody for getting on the call today. It looks like we had a great group, a really strong group and great questions everyone. We’ll be talking to you here soon in a couple months.

Operator - Thank you. This concludes today’s conference. You may disconnect your lines at this time and thank you for your participation.